RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                      THREE MONTHS ENDED
                                 December 28,     December 29,
                                     1997            1996
                                -------------   --------------

NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net income available to
      common shareholders         11,992,000      11,579,000
                                =============   =============
  2.  Weighted average common
      shares outstanding - Basic  46,646,481      46,497,009
                                =============   ==============
  3.  Basic net income per share
     (Item 1 divided by Item 2)       .26              .25
                                =============   ==============
DILUTED:
  1.  Net income available to
      common shareholders         11,992,000      11,579,000
                                =============   ==============
  2.  Weighted average common
      shares outstanding - Basic   46,646,481     46,497,009

  3.  Weighted potential shares
      under stock options computed
      for the periods using the
      Treasury Stock Method.          335,246         214,183
                                 -------------   -------------
  4.  Weighted average common
      shares outstanding -
      Diluted                      46,981,727      46,711,192
                                 =============   =============
  5.  Net Income Per Share
      (Item 1 divided by Item 4)        .26            .25
                                 =============   =============